          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                   Exhibit 10.12

                                LICENSE AGREEMENT

         This Agreement is made and entered into as of the 15th day of November, 2002, by and between the UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a non-profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 4200 Fifth Avenue, Pittsburgh, Pennsylvania 15260 (UNIVERSITY), and CRITICAL THERAPEUTICS, INC. (CTI), 675 Massachusetts Avenue, 14th Floor, Cambridge, Massachusetts 02139 (LICENSEE).

         WHEREAS, UNIVERSITY is the owner or joint owner with North Shore Long Island Jewish Research Institute of certain PATENT RIGHTS (as defined below), and the UNIVERSITY has the right to grant licenses under such PATENT RIGHTS;

         WHEREAS, UNIVERSITY desires to have the PATENT RIGHTS utilized in the public interest;

         WHEREAS, LICENSEE has represented to UNIVERSITY, to induce UNIVERSITY to enter into this Agreement, that LICENSEE is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the LICENSED PRODUCTS and that LICENSEE shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization results therefrom; and

         WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                             ARTICLE 1 - DEFINITIONS

         For purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 AFFILIATE shall mean, with respect to UNIVERSITY, any clinical or research entity in Pittsburgh which is operated or managed as a facility under the UPMC Health System, whether or not owned by UNIVERSITY.

         1.2 LICENSEE shall mean CTI and all entities at least fifty percent (50%) owned or controlled by CTI.

         1.3 LICENSED PRODUCTS shall mean any product or part thereof which is:

                  (a) Covered in whole or in part by an issued, unexpired or pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used, imported, offered for sale or sold or in which any such process is used, imported, offered for sale or sold;

                  (b) Manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such process is used.

         1.4 NET SALES shall mean LICENSEE's and any sublicensee's invoice price for sales of products included in LICENSED PRODUCTS and produced hereunder less the sum of the following:

                  (a) Actual cost of freight charges or freight absorption, separately stated in such invoice;

                  (b) Actual trade, quantity or cash discounts allowed, if any;

                  (c) Sales taxes, tariff duties and/or use taxes separately stated on each invoice; and,

                  (d) Actual amounts repaid and credited by reason of rejection or return.

         1.5 PATENT RIGHTS shall mean the UNIVERSITY intellectual property, including any joint interests with third parties, and intellectual property of North Shore Long Island Jewish Research Institute that the UNIVERSITY is entitled to license by virtue of an Inter-Institutional Agreement dated July 1, 2002, described below:

                  (a) The United States and foreign patents, patent applications and invention disclosures listed in Exhibit A;

                  (b) United States and foreign patents issued from the applications listed in Exhibit A and from divisionals, continuations of these applications, and reissues and reexaminations of these patents;

                  (c) Claims of U.S. and foreign patent applications filed on invention disclosures listed on Exhibit A and continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A;

                  (d) Claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a),
                           (b) or (c) above; and

                  (e) Future patent applications, and patents resulting therefrom, in the U.S. and foreign countries, claiming inventions described in the Invention Disclosures listed on Exhibit A.

                               ARTICLE 2 - GRANT

         2.1 UNIVERSITY hereby grants to LICENSEE, to the extent it may lawfully do so, the right and worldwide exclusive license to make, have made, use, import, offer for sale and sell the LICENSED PRODUCTS and to practice under the PATENT RIGHTS to the end of the term for which the PATENT RIGHTS are granted, unless this Agreement is terminated sooner as provided herein. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. Section 200, et seq.

         2.2 UNIVERSITY reserves the royalty-free, nonexclusive right to practice under the PATENT RIGHTS and to use the LICENSED PRODUCTS for its own noncommercial education and research purposes.

         2.3 LICENSEE shall have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder upon prior written notice to University, except that sublicensees shall not have rights to sublicense. Rights of any sublicensee shall terminate upon termination of this Agreement.

         2.4 LICENSEE agrees that any sublicense granted by it shall provide that the obligations to UNIVERSITY of Articles 2, 7, 8, 9, 10, 11 and 14 of this Agreement shall be binding upon the sublicensee as if it were party to this Agreement.

         2.5 LICENSEE agrees to forward to UNIVERSITY a copy of any and all sublicense agreements promptly upon execution thereof.

         2.6 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Exhibit A hereof.

                            ARTICLE 3 - DUE DILIGENCE

         3.1 LICENSEE shall use its best efforts, consistent with standard commercial practices, to bring the LICENSED PRODUCTS to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for the LICENSED PRODUCTS throughout the pendency of this Agreement.

         3.2 In addition, LICENSEE shall adhere to each of the following milestones:

                  (a)      [**] no later than [**];

                  (b)      [**] no later than [**];

                  (c)      [**], or equivalent [**] no later than [**];

                  (d)      [**], or equivalent [**] no later than [**]; and

                  (e)      [**] no later than [**].

         3.3 LICENSEE's failure to perform in accordance with Section 3.1 or to fulfill on a timely basis any one of the milestones set forth in Section
3.2 hereof shall be grounds for UNIVERSITY to terminate this Agreement (following the procedures of Section 11), and upon termination all rights and interest to the LICENSED PRODUCT and PATENT RIGHTS shall revert to UNIVERSITY.

              ARTICLE 4 - ROYALTIES AND OTHER LICENSE CONSIDERATION

         4.1 In consideration of the rights, privileges and license granted by UNIVERSITY hereunder, LICENSEE shall pay royalties and other monetary consideration as follows:

                  (a) Initial license fee, nonrefundable and noncreditable against royalties, of $[**] due immediately upon execution of this Agreement;

                  (b) Royalties in an amount equal to [**] percent ([**]%) of NET SALES of the LICENSED PRODUCTS per calendar quarter;

                  (c) Annual maintenance fee of $[**] beginning in calendar year 2003 until first commercial sale of LICENSED PRODUCTS; and

                  (d) Minimum royalty in the amount of $[**] per calendar year starting in the year of first commercial sale of LICENSED PRODUCTS, if the actual royalty computed in accordance with Section 4.1 (b) above falls below $[**]. This minimum royalty, if due, shall be in lieu of the computed royalty under Section 4.1 (b).

         4.2 Royalty payments, pursuant to Section 4.1 (b) above, shall be paid to UNIVERSITY in United States dollars and directed to the address set forth in Section 12 hereof within sixty (60) days after each March 31, June 30, September 30 and December 31. The annual maintenance fee pursuant to Section 4.1
(c) and the minimum royalty, pursuant to Section 4.1 (d) above, shall be paid to UNIVERSITY in like manner within sixty (60) days of the end of the calendar year in which the payment is due.

         4.3 Payments pursuant to this Agreement which are overdue shall bear interest calculated from the due date until payment is received at the rate of five percent (5%) per annum.

         4.4 LICENSEE shall sell LICENSED PRODUCTS to UNIVERSITY and its AFFILIATES upon request at such price(s) and on such terms and conditions as such LICENSED PRODUCTS are made available to LICENSEE's most favored customer.

                              ARTICLE 5 - REPORTS

         5.1 Starting with the calendar quarter in which the first commercial sale occurs, within sixty (60) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, LICENSEE shall deliver to UNIVERSITY true, accurate and detailed reports of the following information in a form reasonably acceptable to

UNIVERSITY:

                  (a) Number of LICENSED PRODUCTS manufactured and sold by LICENSEE and all sublicensees;

                  (b)      Total billings for all such LICENSED PRODUCTS;

                  (c) Accounting for all LICENSED PRODUCTS sold by LICENSEE and all sublicensees;

                  (d)      Deductions set forth in Section 1.4;

                  (e)      Total royalties due; and

                  (f)      Name and addresses of sublicensees.

         5.2 If no royalties shall be due hereunder in any calendar quarter after the first commercial sale has occurred, LICENSEE shall so advise UNIVERSITY in writing within sixty (60) days after the end of any calendar quarter for which no royalties are due.

         5.3 LICENSEE shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Such books of account shall be kept at LICENSEE's principal place of business. Such books and the supporting data related thereto shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement; providing, however, that such inspection shall not occur more than once per year. The fees and expenses of UNIVERSITY's representatives shall be borne by UNIVERSITY; however, if an error of more than five percent (5%) of the total payments due or owing for any year is discovered, then LICENSEE shall bear the fees and expenses of UNIVERSITY's representatives.

                         ARTICLE 6 - PATENT PROSECUTION

         6.1 UNIVERSITY has or shall apply for, seek prompt issuance of and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in such foreign countries as may be designated by LICENSEE in a written notice to UNIVERSITY within a reasonable time in advance of the required foreign filing dates. LICENSEE shall have the opportunity to advise and cooperate with UNIVERSITY in the prosecution, filing and maintenance of such patents.

         6.2 All fees and costs, including attorneys' fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE, whether incurred prior to or after the date of this Agreement. Such fees and costs incurred by UNIVERSITY prior to the date hereof will be payable by LICENSEE to UNIVERSITY within thirty (30) business days after the execution of this Agreement by LICENSEE. Fees and costs incurred after the date of this Agreement shall be paid by LICENSEE. Payments pursuant to this
Section 6.2 are not creditable against royalties.

         6.3 LICENSEE may request that UNIVERSITY transfer prosecution of the PATENT RIGHTS to a law firm preferred by LICENSEE. Provided such law firm is reasonably acceptable to UNIVERSITY, UNIVERSITY shall arrange for the transfer of the prosecution responsibility to such law firm.

                        ARTICLE 7 - INFRINGEMENT ACTIONS

         7.1 LICENSEE shall inform UNIVERSITY promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party of which LICENSEE becomes aware and of any available evidence thereof in LICENSEE's possession.

         7.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS if

LICENSEE has notified UNIVERSITY in writing of its intent to prosecute; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, UNIVERSITY hereby agrees that LICENSEE may include UNIVERSITY as a party plaintiff in any such suit, without expense to UNIVERSITY. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE and UNIVERSITY shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due UNIVERSITY under Article 4. LICENSEE shall indemnify UNIVERSITY against any order for costs that may be made against UNIVERSITY in such proceedings.

         7.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify UNIVERSITY at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UNIVERSITY shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS, and UNIVERSITY may, for such purposes, use the name of LICENSEE as party plaintiff. UNIVERSITY shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, UNIVERSITY shall keep any recovery or damages for past infringement derived therefrom for litigations it solely undertakes.

         7.4 In the event that a declaratory judgment action alleging invalidity or infringement of any of the PATENT RIGHTS shall be brought against UNIVERSITY, LICENSEE, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

         7.5 In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

          ARTICLE 8 - INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

         8.1 LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend and hold UNIVERSITY and North Shore Long Island Jewish Research Institute, their trustees, officers, employees and affiliates harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement by LICENSEE of the LICENSED PRODUCTS, or arising from any obligation of LICENSEE hereunder.

         8.2 LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and UNIVERSITY in regard to events covered by Section 8.1 above, as provided below:

         COVERAGE LIMITS

         a.       Workers' Compensation - Statutory

         b.       Employer's Liability - $100,000

         c. Commercial General Liability, including but not limited to, Contractual, Fire, Legal and Personal Injury - $1,000,000 Combined Single Limits for Bodily Injury and Property Damage and

         d. Umbrella Liability including Products Liability to be obtained by commencement by LICENSEE of first human clinical trial of a LICENSED PRODUCT or the first commercial sale of a LICENSED PRODUCT, whichever occurs first - $3,000,000.

         The University of Pittsburgh is to be named as an additional insured with respect to insurance policies identified in Section 8.2(c) and 8.2(d) above.

         Certificates of insurance evidencing the coverage required above shall be filed with the University's Office of Risk Management, 1817 Cathedral of Learning, Pittsburgh, PA 15260, no later than fifteen (15) days after execution of this Agreement and annually thereafter. Such certificates shall provide that the insurer will give the University not less than thirty (30) days advance written Notice of any material changes in or cancellation of coverage.

         8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

         8.4 UNIVERSITY does warrant, nevertheless, that it owns all right, title and interest to the PATENT RIGHTS licensed hereunder, or is authorized to license rights owned by North Shore Long Island Jewish Research Institute under an Inter-institutional Agreement (IIA), dated July 1, 2002, with North Shore Long Island Jewish Research Institute, and further warrants that it has the legal capacity to enter this Agreement.

                            ARTICLE 9 - ASSIGNMENT

         9.1 This Agreement is not assignable, except as stated, without the prior written consent of UNIVERSITY, not to be unreasonably or untimely withheld, and any attempt to do so shall be null and void; providing, however, LICENSEE may assign this Agreement without the written consent of UNIVERSITY in connection with a sale of all of LICENSEE'S assets pertaining to the LICENSED PRODUCTS, provided that the assignee shall agree in writing to be bound by all of the terms of this Agreement.

                           ARTICLE 10 - ARBITRATION

         10.1 Except as to issues relating to the validity, enforceability or final determination of infringement of any patent contained in the PATENT RIGHTS licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, which have not been resolved in good faith negotiations between the parties, shall be resolved by a board of three (3) arbitrators in Pittsburgh, Pennsylvania, in accordance with the rules, then in effect, of the American Arbitration Association. Such independent board shall be composed of three (3) panelists of sufficient education, scientific experience and national reputation to address such issues. The board shall be composed of one arbitrator selected by UNIVERSITY, one selected by LICENSEE and one selected by LICENSEE and UNIVERSITY. If LICENSEE and UNIVERSITY cannot agree upon the third arbitrator within fourteen (14) days after the notice of arbitration, the third arbitrator shall be selected by the American

Arbitration Association in accordance with its rules. The decision of such panel shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

                           ARTICLE 11 - TERMINATION

         11.1 UNIVERSITY shall have the right to terminate this Agreement if:

                  (a) LICENSEE shall default in the performance of any of its material obligations herein contained and such default has not been cured within sixty (60) days after receiving written notice thereof from UNIVERSITY; or

                  (b) LICENSEE shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

         11.2 LICENSEE may terminate this Agreement upon three (3) months prior written notice to UNIVERSITY and upon payment of all amounts due UNIVERSITY through the effective date of termination.

         11.3 Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee may, however, after the effective date of such termination, sell all products under the LICENSED PRODUCTS which LICENSEE produced prior to the effective date of such termination, provided that LICENSEE shall pay to UNIVERSITY the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof.

                             ARTICLE 12 - NOTICES

         12.1 Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

         In the case of UNIVERSITY:

                  Director
                  Office of Technology Management
                  University of Pittsburgh
                  200 Gardner Steel Conference Center
                  Thackeray & O'Hara Streets
                  Pittsburgh, PA 15260

         In the case of LICENSEE:

                  Critical Therapeutics, Inc.
                  675 Massachusetts Avenue
                  14th Floor
                  Cambridge, MA 02139
                  Attention: President

                      ARTICLE 13 - AMENDMENT, MODIFICATION

         13.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

                          ARTICLE 14 - MISCELLANEOUS

         14.1 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. Except for arbitrations, as set forth in Article 10, the forum for any action relating to this Agreement shall be the Courts of Allegheny County, Pennsylvania, or, if in a federal proceeding, the United States District Court for the Western District of Pennsylvania.

         14.2 The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

         14.3 Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the LICENSED PRODUCTS. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party.

         14.4 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

         14.5 Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party's right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

         14.6 LICENSEE acknowledges that UNIVERSITY is free to publish the results of the research activities of its faculty, staff and students, even though such publication may involve the PATENT RIGHTS or LICENSED PRODUCTS. UNIVERSITY agrees to submit to LICENSEE any proposed publication or presentation regarding the subject matter specifically described in the PATENT RIGHTS for prior review by LICENSEE at least sixty (60) days before its submittal for publication or its presentation. LICENSEE may, within thirty (30) days after receipt of such proposed publication, request that such proposed publication be delayed not more than ninety (90) days in order to allow for protection of intellectual property rights.

         14.7 This Agreement will be executed in three originals, all of which together will comprise only one agreement.

         IN WITNESS WHEREOF, the parties have set their hands and seals as of the dates indicated.

                                             UNIVERSITY OF PITTSBURGH - OF THE
                                             COMMONWEALTH SYSTEM OF HIGHER
                                             EDUCATION

Date: 11/18/02                               By /s/ Jerome Cochran
                                                -------------------------------
                                                Jerome Cochran
                                                Executive Vice Chancellor

                                             CRITICAL THERAPEUTICS, INC.

Date: 11/18/02                               By /s/ Paul D. Rubin
                                                -------------------------------
                                                Paul D. Rubin
                                                President

                                    EXHIBIT A

U.S. Provisional Application No.: [**]

Title: [**]

Corresponding Patent Cooperation Treaty (PCT) application

Application No.: [**]

Filing Date: [**]

Title: [**]

University Reference No. [**]

Invention Disclosure:

Title: [**]

HBS&R Docket No.: [**]

Invention Disclosure:

Title: [**]

University Reference No. [**]